Exhibit 99.1

LAST UPDATE 03/12/2024

Grayscale Investors:

It’s been quite the start to the year – GBTC uplisted to NYSE Arca at a spot Bitcoin ETF, Bitcoin prices have reached new all-time highs, and crypto continues to dominate financial media.

Our team remains at the forefront of the evolution of the Bitcoin ETF market. We’ve consistently advocated for investors to gain exposure to Bitcoin. It’s been exciting to see increased access, flows, and price appreciation to Bitcoin through the ETF wrapper.

In keeping with that conviction, Grayscale submitted a Form S-1 for a new spot Bitcoin ETF called Grayscale Bitcoin Mini Trust with the U.S. Securities and Exchange Commission (SEC). The ticker for this product would be “BTC.”

You can read the Form S-1 filing here. Most notably, this new ETF would be designed to have a materially lower fee than GBTC and through the innovative mechanics of a GBTC “spin-off” — which means a certain amount of the Bitcoin backing GBTC shares (as of a to-be-determined record date in the future) would be utilized to ‘seed’ the new Grayscale Bitcoin Mini Trust, subject to appropriate regulatory approvals. If approved:

•
We believe this would be net-positive for existing GBTC investors, who would benefit from a lower blended fee with the same exposure to Bitcoin, spanning ownership of shares of both GBTC and BTC.

•
This would be an exciting innovation for the ETF wrapper, because while ‘spin-offs’ are commonplace, the market has never experienced a spin-off of a commodity-based ETF.

Importantly, both the launch of Grayscale Bitcoin Mini Trust and the GBTC spinoff are subject to regulatory review. The Grayscale team will share additional information as soon as possible. No action is required of current or future GBTC shareholders.

The spinoff is not expected to be a taxable event for GBTC or its shareholders, except to the extent that Bitcoin is (or is treated as having been) sold to fund cash payments with respect to de minimis fractional shares, if any.

It’s been ten years, but we’re really just getting started. We continue to believe Bitcoin and crypto are a once-in-a-generation investment opportunity and we are incredibly grateful that you choose to invest with Grayscale.

- The Grayscale Team

Important Information

Following the record date and prior to the distribution of any BTC shares, an information statement will be furnished to you for the purpose of informing GBTC shareholders of the spin-off, in substantial compliance with Regulation 14C of the Exchange Act. GBTC Shareholders will not need to pay any consideration, exchange or surrender existing GBTC shares, or take any other action to receive BTC shares in connection with the spin-off.

GBTC is not a fund registered under the Investment Company Act of 1940 and is not subject to regulation under the Investment Company Act of 1940, unlike most mutual funds or ETFs.

GBTC (“The Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101.

Foreside Fund Services, LLC is not affiliated with any other product mentioned in this piece.

Grayscale Bitcoin Trust and Grayscale Bitcoin Mini Trust Risk Disclosures:

An investment in the Grayscale Bitcoin Trust or Grayscale Bitcoin Mini Trust may be deemed speculative and is not intended as a complete investment program. An investment in GBTC or BTC should be considered by persons financially able to maintain their investment and who can bear the risk of total loss associated with an investment in GBTC or BTC. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and BTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC and BTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of GBTC and BTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

A registration statement related to Grayscale Bitcoin Mini Trust has been filed with the SEC but has not yet become effective. An investment in the fund cannot be made, nor money accepted, until the registration statement is effective. An investor should consider the investment objectives, risks, and charges and expenses of the fund carefully before investing. A preliminary prospectus which contains this and other information about the fund may be obtained by emailing info@grayscale.com. The information in the preliminary prospectus is not complete and may be changed. The final prospectus should be read carefully before investing, and when available may be obtained from the same source. This communication is not an offer to sell fund shares and is not soliciting an offer to buy fund shares in any state where the offer or sale is not permitted.

Grayscale Investments, LLC is the Sponsor of Grayscale Bitcoin Mini Trust.